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Andal Corp.
909 Third Avenue
New York, NY 10022
212.376.5545
Fax 212.376.5669
                                    FOR IMMEDIATE RELEASE
                                    #97-06

                                      CONTACT:     Michael S. Huber
                                                 212-376-5545

            ANDAL CORP. ANNOUNCES THE CLOSING OF THE
     SALE OF ITS PRINCIPAL OPERATING SUBSIDIARY FOR CASH

     NEW YORK, NY, October 6, 1997 - ANDAL CORP. (OTC-ADLN) announced today that as of September 30, 1997 it had completed a previously announced transaction by which a subsidiary of Saurer, A.G. acquired all of the stock of Multi-Arc Inc, which had been Andal's principal operating subsidiary. After repayment of certain amounts due Multi-Arc, Andal received approximately $17.9 million in cash and approximately $4.0 million was placed in certain escrow accounts. A portion of the funds held in escrow will be used to pay the expenses of the transaction. The escrow accounts are more fully described in Andal Corp.'s definitive Proxy Statement for a meeting of Stockholders held on September 22, 1997. At that meeting the transaction had been overwhelmingly approved.

     As had been agreed with the Saurer Subsidiary, Peter D. Flood has resigned from his positions as Chairman of the Board of Directors, President and Director of Andal Corp., and Walter N. Kreil has resigned from his position from his positions of Senior Vice President, Secretary, Chief Financial Officer and Director of Andal Corp. Mor. Flood and Mr. Kreil will continue to be employed by Multi-Arc.

                            (continued)


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     The remaining directors have elected Andrew J. Frankel as
Chairman of the Board; Alan N. Cohen as President; Michael S. Huber as Senior Vice President and Chief Financial Officer; and Mary Lou Holcombe as Vice President and Secretary.